250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 761-6741

Arrow Financial Corporation Declares December Cash Dividend

GLENS FALLS, N.Y. (October 26, 2016) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on October 26, 2016, declared a quarterly cash dividend of $0.25 per share payable December 15, 2016, to shareholders of record December 2, 2016. This represents an increase of 3% over the cash dividend paid in the fourth quarter of 2015, as a result of the 3% stock dividend distributed September 29, 2016. It also represents the 23rd consecutive year that cash dividends paid to shareholders have increased.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

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